Exhibit 99.1

Fourth Quarter & Fiscal Year 2008

Earnings Conference Call

March 12, 2009

Thank you. Good afternoon and welcome to the Hexion Specialty Chemicals Fourth Quarter & Fiscal Year 2008 earnings conference call.

Leading today’s call will be:

•	Craig Morrison, Chairman, President and Chief Executive Officer;

•	Bill Carter, Executive Vice President and Chief Financial Officer; and

•	George Knight, Senior Vice President, Finance and Treasurer.

As a reminder, this call is also being webcast and the slides referenced in today’s conference call are available through the Hexion.com website, under the investor relations section.

A replay of this call will be available for three weeks and the replay dial-in information is contained in Hexion’s fourth quarter 2008 earnings release.

Before we start, I’d like to review information about forward-looking statements and the use of non-GAAP information as part of this call.

Certain statements in this presentation are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, the management of Hexion Specialty Chemicals, Inc. (which may be referred to as “Hexion,” “we,” “us,” “our” or the “Company”) may from time to time make oral forward-looking statements. Forward looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” or similar expressions. Forward-looking statements reflect our current views about future events and are based on currently available financial, economic and competitive data and on our current business plans. Actual results could vary materially depending on risks and uncertainties that may affect our markets, services, prices and other factors as discussed in our 2008 Annual Report on Form 10-K, and our other filings, with the Securities and Exchange Commission (SEC).

Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: economic factors such as the current credit crises and economic downturn and an interruption in the supply of or increased pricing of raw materials due to natural disasters; competitive factors such as pricing actions by our competitors that could affect our operating margins; and regulatory factors such as changes in governmental regulations involving our products that lead to environmental and legal matters as described in our 2008 Annual Report on Form 10-K, and our other filings, with the SEC.

Turning to the format for today’s call, Craig Morrison will provide an overview of the quarterly results, while Bill Carter will also review the performance of our specific segments.

At this time, due to our continuing involvement with certain litigation related to the terminated transaction with Huntsman Corporation, we have elected to not take questions following our prepared remarks. We are working to resolve these issues and look forward to answering your questions in the future.

With that, I’ll now turn the call over to Craig Morrison, Chairman, President and Chief Executive Officer, to discuss our quarterly results.

Thanks John, and good morning.

•

Turning to page 4 you can see an overview of our fourth quarter results. It is well documented by now that the global economy is fully immersed in a global recession that is leaving virtually no industries unscathed. Certainly we have been dramatically impacted by the macro economic environment.

•

It was a challenging quarter by many measures, and while we were disappointed with the financial results, we are aggressively managing the business to insure that we manage our way through the recessionary period and are well positioned to succeed once the economic environment improves.

•

Regarding our financial results, fourth quarter 2008 sales declined by 20%, as lower volumes more than offset increased pricing. We recorded an operating loss of $876 million for the fourth quarter of 2008 versus operating income of $21 million in the prior year as our results included $800 million in terminated merger and settlement costs relating to the Huntsman Corporation transaction and $23 million in unabsorbed fixed costs. Fourth quarter 2008 Segment EBITDA of $46 million declined significantly compared to the prior year as we faced weakening market conditions in virtually all of our core markets and customers drew down their own inventory levels.

•

It is important to note that while there were $800 million in P&L charges that the vast majority of this had no cash impact. This will be further delineated by Bill Carter in his section of the presentation.

•

From an operational perspective, we have responded by quickly focusing on the actions we can directly control. Hexion recently announced that it had expanded its restructuring program to approximately $100 million in incremental productivity gains, an increase compared to the $60 million target announced during the third quarter of 2008. We’ll also look to complete the remaining portion of our original cost reduction initiatives from prior years. In total we have $119mm of incremental productivity actions largely slated to occur over the next 18 months with much of it occurring in the near term.

•	We are taking additional steps intended to improve our cash flow in 2009, including reductions in discretionary spending, decreased capital expenditures, and plans to further reduce inventories.

•	We are in compliance with all financial covenants as of December 31, 2008 with a pro forma adjusted EBITDA of $596 million and an interest coverage ratio of 2.41.

•

Finally, on December 14, 2008, the Company entered into a settlement agreement and release with Huntsman Corporation and certain other parties with respect to litigation among various of the parties relating to the Huntsman merger agreement. Separately, an affiliate of Apollo agreed to make a $200 million investment in Hexion, which can be used for general business purposes.

Turning to page 5,

•	On slide 5, you can see a summary of Hexion’s financial results.

•

Our fourth quarter revenue decreased by 20% reflecting primarily lower volumes. As previously mentioned, our fourth quarter 2008 operating and net losses reflected $800mm in terminated merger and settlement costs, as well as $23 million in unabsorbed fixed costs from extended shutdowns.

•	Segment EBITDA totaled $46 million compared to $125 million, as lower volumes offset the benefits of our incremental synergy actions and falling raw material prices during the fourth quarter of 2008.

•	Briefly turning to our 2008 results, revenue grew 5% to reach $6.1 billion. Acquisitions added $158 million in sales and positive pricing actions contributed to a year over year sales increase.

•

Our 2008 results were dramatically off from prior year. These results reflected more than $1 billion in terminated merger and settlement costs. In addition to the merger and settlement costs, raw material cost increases, lower volumes and Hurricanes Gustav and Ike all contributed to a challenging environment in 2008. The impact of these factors was partially off-set by pricing actions and the continued realization of synergies compared to 2007.

•	As stated earlier, while we were not pleased with our financial results in 2008, we are focused on improving our operations through actions that we will describe later on in this presentation.

•

As we look towards 2009 the demand environment remains challenging and we expect these conditions to persist throughout the year. Our focus during this turbulent time period is clear with a strong emphasis on cost reduction and cash conservation to fit the current economic conditions.

Turning to the next slide,

•

Historically we have discussed the extreme volatility that existed in our raw material cost structure. 2008 clearly continued that trend. Unprecedented increases occurred in the first three quarters of the year followed by a collapse in pricing over the last two months. In normal times Hexion benefits significantly during periods of raw material decline. However, in the current environment the limited sales volumes greatly reduce the impact that expanded margins would have in a normal demand scenario. In the fourth quarter the average raw material price decreased by 17% on a year over year basis. However, on a full year basis raw materials increased by $225mm versus 2007.

•	The current forecast is for raw materials to demonstrate less volatility in 2009 versus the extreme volatility that occurred in 2008.

Turning to page 7….

•

The impact of the global recession could be clearly seen in our fourth quarter results. With the exception of a 6 percent gain in our Performance Products business, the impact of lower volumes and dramatic raw material declines is readily apparent in virtually all of our product lines as sales from our Epoxy and Phenolic segment decreased 26 percent, Coatings & Inks fell 25 percent and Forest Products declined 15 percent.

•

Lower revenues reflected extended customer shutdowns and inventory destocking throughout the supply chain. We also believe that many of our customers delayed purchases during the fourth quarter of 2008 while waiting for raw material prices to further decline and for their respective end markets to improve.

•

Clearly our sales mirrored many of the same trends of other chemical and industrial companies during the quarter, as October volumes were significantly stronger than what we saw develop as we progressed into November and December where volumes declined dramatically.

•

Once our customers’ historical order patterns changed, Hexion acted quickly to idle its own facilities where appropriate. A weekly evaluation process is in place to assess which plants should stay operating and which need to be idled. It should be noted that this remains an extremely dynamic environment which will be closely monitored.

•

Our full-year sales reflected the positive impact of our ongoing pricing actions to offset the rapid rise in raw materials, sales from acquisitions of $158 million, and the benefits of a global customer base as nearly 60% of our sales continued to come from international markets in 2008. Our Forest Products and Performance Products businesses each recorded 14 percent gains, followed by EPRD at 3 percent, offset by a decline of 6 percent in Coatings & Inks as these markets remained challenged for much of the year.

Turning to slide 8 ….

•

The volume trends I’ve just discussed were reflected in our EBITDA results. In the fourth quarter our Epoxy and Phenolic Resin Division was heavily impacted by our Epoxy base resin business which faced a dramatic falloff in demand coupled with an excess of industry capacity. This placed pressure on our Epoxy margins. The Base Resin Epoxy margin compression was also the primary driver of our negative variance for the full year results within the Division.

•

In the fourth quarter our Forest Products business nearly equaled the prior year results despite the ongoing sluggishness in N. America housing starts. We have aggressively managed our cost structure in this business and benefited from positive contributions from our formaldehyde and German acquisition, Arkema. For the year the Forest Products Division was aided by strong international sales and aggressive cost actions in North America.

•

Our coatings and inks division had negative year over year results for the quarter and for the year. These results were negatively impacted by three major end use market segments, which included the housing, auto and printing markets. These markets continue to decline with what started out as largely a North American problem and has now spread to a global issue.

•	In response to the recessionary environment, maintaining market share, realigning our cost structure and cash conservation will remain a top priority for all of our divisions.

Turning to the next slide….

•

We’ve responded quickly to the challenging market conditions by moving to align our cost structure with the recessionary market conditions that currently exist. We have increased our productivity program to $100 from the $60mm that was discussed last quarter. We anticipate that these actions will occur over the next 12 to 18 months.

•

The productivity program includes both manufacturing & commercial actions designed to deliver $56mm in restructuring savings, as well as support functions representing an additional $44mm. These actions represent an approximate 15% reduction in global staffing, which is always difficult, but necessary in this environment. One-time costs for the program are estimated at $44 million and they are anticipated to be funded through working capital reductions.

•

Turning to the fourth quarter of 2008, we achieved $17 million in synergy and productivity savings, with a total of $119 million in unrealized synergy and productivity savings as of year-end. In 2009, we expect to take approximately 90 million in actions under the current synergy and productivity plan.

•

We have identified approximately $50 million in additional productivity savings that we have yet to include in the $119mm figure that was previously mentioned. Planning for these projects is under review but have yet to be finalized. Examples of these projects include site closures, utility and wastewater reduction projects, renegotiation of key vendor contracts and additional SG&A items. We will provide additional details regarding these projects when they are validated and approved as formal productivity programs.

•

Bill Carter and I review the program progress monthly with each division and function. Additionally, a full time project manager tracks and ensures that we comply with our financial commitments and that we reach our productivity targets.

Turning to page 10…

•	On slide 10, we’ve summarized the site actions that we’ve already taken to create a more efficient global manufacturing network.

•

These actions are a key component of our synergy and productivity plans and, in 2008, they included the closure of five manufacturing sites, plus a sixth in early 2009. While these are difficult decisions, they are critical to keeping our costs in line considering our customers’ changing production plans. The annualized savings from these five site actions is approximately $16 million.

•

As previously disclosed, we ceased production at our Pleasant Prairie, Wisconsin site. The site was closed in early 2009 as part of our efforts to strengthen our overall Inks operations as volumes were reallocated to other locations.

•	We’ll continue to carefully monitor market conditions going forward in 2009 and will adjust our manufacturing network as necessary.

Turning to the next slide….

•	In addition to our productivity actions, Hexion worked aggressively throughout 2008 to manage its cash flow.

•

We were successful in reducing working capital by $80 million at year-end 2008 compared to the prior year, with working capital as a percentage of sales declining by two full percentage points to 11.1%.

•	The CEO and CFO continue to hold detailed monthly cash reviews with each division focusing on working capital, capex and all other key cash actions.

•	A focus on working capital, and other cash related actions will remain a top priority during 2009 and beyond.

Turning to slide 12 ….

•	Regarding the Huntsman Litigation Settlement Agreement, we have summarized the highlights on slide 12 and additional details can be found in the various SEC filings.

•

Rather than restating those details, let me simply say that we are pleased to have reached a litigation settlement with Huntsman in December 2008. In addition, we appreciate Apollo’s incremental investment in Hexion in the form of a $200 million commitment to the Company. This strengthens our overall liquidity position and will help us compete as a stand-alone company.

•

Finally, to quickly reinforce an important point regarding payments associated with the settlement agreement, the $325 million termination fee was borrowed by Hexion LLC. The termination fee loan provides for a payment in kind provision that enables Hexion LLC, at its option, to accrue the interest at intervals during the term loan in lieu of paying cash interest payments. As we’ve disclosed previously, since the borrowing was made by Hexion’s parent, the Company’s cash flow and debt covenant calculations are not impacted.

Turning to page 13 ….

•

Looking ahead to 2009, we are planning for the recessionary trends we experienced in the fourth quarter to continue into the first quarter. After the first quarter we are expecting improving trends throughout the year but that the overall economic environment will remain challenging.

•	While the economy is beyond our control, the management team is experienced at leveraging the cash management practices utilized through 14 years of private equity ownership.

•

In addition to our normal cash management actions. We are highly focused on leveraging Apollo’s $200 million equity commitment. This incremental investment will be extremely beneficial during this current economic downturn.

•

Despite the challenging economic trends, we are also working to position Hexion for long-term success through selective modest investments in high-growth regions, such as Latin America, Asia and Russia. We anticipate bringing on two new sites in these regions in the coming year.

•	I’ll now turn the call over to Bill Carter, our CFO, to further discuss our financial results.

Thank you, Craig….

•

Turning to our Epoxy and Phenolic Resins segment, our third quarter 2008 revenue decreased 26 percent, totaling $446 million, with volume declines of 27%, unfavorable currency translation of 5%, partially offset by a price/mix increase of 6%.

•

Fourth quarter Segment EBITDA decreased by $67 million versus the prior year. As previously mentioned, our segment results reflected weak demand, particularly for our base epoxies and intermediates, and the impact of extended shutdowns among several large epoxy sites, such as our Pernis, Deer Park and Norco facilities. Hexion recorded $23 million in unabsorbed fixed costs during the quarter, primarily within EPRD.

•

As Craig mentioned, our specialty product lines held up better than the other portions of our EPRD portfolio, and we remain encouraged about these markets over the long-term, particularly those serving the wind energy market. For example, we are taking steps to meet this ongoing growth and have recently announced a new specialty epoxy blending site in Germany, which should come online in the third quarter of 2009.

•	Turning to our Formaldehyde and Forest Products Segment….

•

Quarterly revenue decreased by 15% to $405 million, with volume declines of 23%, unfavorable currency translation of 10%, partially offset by pricing and mix improvement of 14% and acquisition gains of 4%.

•

The sales decrease and slight decline in EBITDA reflected ongoing softness in North American housing conditions, seasonal shutdowns, and extended customer shutdowns. We continued to see better volumes in the Latin American region and certain Eastern European markets, partially offset by weakness in the Asia Pacific region served by our Malaysia, Australia and New Zealand operations.

•	In the fourth quarter of 2008, acquisitions contributed $7 million in Segment EBITDA compared to the prior year quarter, as the Arkema business continued to perform well.

•

Finally, as Craig mentioned, our Russian forest products joint venture and our Brazilian expansion projects are proceeding as planned. We expect both of these projects to contribute to this segment in 2009.

Turning to the next slide….

•

In our Coatings and Inks segment, revenue totaled $238 million, a 25% decrease versus the prior year resulting from volume declines of 24% and currency translation headwinds of 4%, offset by price/mix gains of 3%.

•

Segment results reflected continued softening acrylic monomer demand and weakness in U.S. housing and construction for our coatings products. Our Inks business declined due to weakening demand coupled with competitive pressures and the exit of certain low margin product lines, as well as the shutdown of several sites for much of December 2008.

•

We have continued to take actions to adjust our manufacturing grid to reduce our fixed cost structure wherever possible. As Craig mentioned, we closed our Pleasant Prairie Wisconsin inks site in January of 2009. In addition, a significant portion of our planned productivity actions will also focus on improving our C&I businesses going forward.

Turning to our Performance Product segment….

•	Revenue increased by 6%, reaching $89 million, with volume contributing 6%, price and mix contributing 2% and an unfavorable currency translation of 2%.

•

Segment EBITDA increased to $23 million in the quarter, a 21% increase. Sales and earnings were driven by strong oil field demand and favorable pricing. Growth in our oilfield business offset lower volumes in our foundry business.

•	In addition, we recently announced several additions to our oilfield network within North America as we look to capitalize on the long-term trend of energy exploration.

Turning to slide 19….

•	On this slide, we have outlined how the accounting standards required Hexion to record the terminated merger and litigation settlement costs within our financial statements.

•	From a cash standpoint, we have noted that these did not impact cash, although they were reflected in our income statement.

Turning to slide 20

•

Maximizing cash flow continues to be a focus for Hexion. For example, as Craig said, working capital decreased by $80 million as of year-end 2008 compared to December 31, 2007 due to lower raw material costs and our efforts to reduce inventories. We continued to reassess the required stocking levels for a number of our major raw materials in light of lower sales volumes in the fourth quarter of 2008. We also anticipate carefully monitoring safety stock inventories as we move through 2009. We would expect lower inventories to help reduce our working capital needs over time.

•

Regarding our capital expenditures, we invested $134 million in 2008, which included $13 million for our new facility under construction in Brazil. Our 2008 capital expenses compare favorably to our original 2008 target of $150 million.

•

In 2009, we have reduced capital expenditures even further to approx. $110 million as we are being prudent with our uses of cash in the coming year. We would expect our maintenance and environmental capital expenditures to be approximately 60% of our targeted spend.

•

Hexion had cash plus borrowing availability under our credit facilities of $418 million as of December 31, 2008, including Apollo’s $200 million commitment. Our net debt at December 31, 2008 stood at $3.7 billion.

Turning to the next slide

•	Hexion has limited short term debt service requirements and no immediate refinancing risks.

•	In addition, the $325 million termination debt facility has no impact on Hexion’s covenant calculations or the Company’s short and medium term cash flows. Let me reiterate a few key points:

•	Debt was borrowed by Hexion’s parent on an unsecured basis and contributed to Hexion to pay the termination fee

•	The facility has a PIK provision for the payment of interest. This eliminates any debt service requirements until maturity in 2014.

•	The operating Company does not guarantee the debt

•	There are no maintenance covenants

•	There is no impact on Hexion’s current covenants since the debt is with the parent company

•	We also believe Apollo’s continued support provides additional liquidity and flexibility

•	As previously disclosed, certain affiliates of Apollo have committed to purchase $200 million of preferred units and warrants of Hexion LLC prior to 12/31/11

•	Hexion has right to request investment earlier, as necessary.

•	Finally, the combination of any liquidity facilities and investment commitment will at no time exceed $200 million.

Let me now turn the call back over to Craig …

Thanks Bill,

•

Hexion’s lower fourth quarter sales and EBITDA reflect the challenging market conditions throughout the industry and compounded by dramatic inventory destocking by our customers. Full-year sales were supported by pricing actions, although softer demand trends plagued pockets of our business all year, particularly our base epoxy resins, coatings and inks businesses.

•

Global market conditions continued to be soft in early 2009, so we are carefully managing the restart of facilities that were idled during the fourth quarter. Based on operating trends to date in 2009, the Company expects first quarter volumes and operating margins to be in line with the fourth quarter of 2008.

•

In addition, we have announced aggressive actions to reduce our cost structure and align our operations to reflect the current economic environment, while also taking a number of actions to enhance liquidity going forward.

•	Finally, we are in full compliance with our covenants with a pro forma adjusted EBITDA of $596 million at December 31, 2008.

•	We appreciate your interest in Hexion. I will now return the call back to John.

Thanks, Craig. And operator, that concludes our comments. I’d like to thank everyone for joining our call today.